Exhibit 99.1

Media:	Maureen Byrne GCI Group 212-886-3312
Investors:	Therese Crozier Corporate Communications 510 789-4331

For Immediate Release

SANGSTAT ACQUIRES TECHNOLOGY FOR

NOVEL CYCLOSPORINE CAPSULE FORMULATION

Company expects to launch significantly smaller cyclosporine capsule in Europe

Fremont, California - October 4, 2000 - SangStat, The Transplant Company® (Nasdaq: SANG) today announced that it has obtained an exclusive license to the technology for a novel cyclosporine capsule formulation which will allow the Company to launch a cyclosporine capsule in Europe that is significantly smaller than any cyclosporine capsule currently on the market.

"The replacement of our current capsule filing with this new capsule could offer SangStat a significant advantage over a `me too' generic cyclosporine capsule in Europe" said Jean-Jacques Bienaimé, President and CEO. "This is a very positive development for SangStat. Compared to our current capsule product, we believe it has a stronger patent position and improved product characteristics."

There is currently no approved generic cyclosporine capsule in Europe. SangStat has already conducted pilot studies in healthy volunteers demonstrating the new capsule's bioequivalence to Neoral cyclosporine capsules when taken with water. The other filing requirements, including stability testing, are underway. SangStat expects to file a Marketing Authorization Application (MAA) with the MCA by mid-2001 and plans to withdraw its MAA in the UK for its current cyclosporine capsule product, known as Sang-2000, in favor of this newer formulation. The company intends to follow the European Community Mutual Recognition Procedure for obtaining regulatory approval in multiple Member States.

The European market is roughly equivalent to the US market in size and scope. There are approximately 20,000 new transplant recipients per year concentrated in 250 transplant centers, and over 100,000 transplant recipients in Europe who require daily lifelong immunosuppressive therapy from the time of transplant surgery. Estimated 1999 sales of cyclosporine oral solution and capsules exceeded $450 million in Europe.

SangStat, The Transplant Company®

SangStat, The Transplant Company® , is a global bio-pharmaceutical company applying a disease management approach to improving the outcome of organ, bone marrow, and stem cell transplantation. Since 1988, SangStat has built a family of products and services to address the pre-transplant, acute care and chronic phases of transplant in the worldwide market. SangStat's The Transplant Pharmacy® is a dedicated mail order pharmacy that provides direct drug distribution and patient-focused management services. TransplantRx.com was introduced in 1999 as an on-line component and one-stop- shop providing e-commerce, content, and community for transplant recipients and providers. The company's long-term goal is to expand this success in transplantation to the broader immunosuppressive market.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding (1) the potential benefits and advantages of a new capsule formulation, (2) the Company's plans with respect to obtaining regulatory approval and (3) the Company's long-term expansion goals. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. There can be no assurance that any product candidate under development, and in particular the cyclosporine capsule, will be safe and effective, will obtain regulatory approval or obtain regulatory approval in a timely fashion, will be capable of being manufactured in commercial quantities at an economical cost, or that this or any other product will not infringe the proprietary rights of others or will achieve market acceptance. Other factors that could cause actual results to differ materially include, without limitation, the expenses associated with and uncertainty related to the lawsuits pending against the MCA by Novartis with respect to SangCya oral solution, which could impact the regulatory approval of any cyclosporine capsule as well. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K and 2000 Form 10-Qs filed with the Securities and Exchange Commission.

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